EXHIBIT 10.1
Sun Healthcare Group, Inc. Executive Bonus Plan

Effective January 1, 2011, annual incentive bonuses of senior management (“Executives”) of Sun Healthcare Group, Inc. (“Sun”), who are designated annually by the Compensation Committee of the Board of Directors of Sun (the “Committee”), shall be determined pursuant to this plan.  This plan is intended to provide bonuses that qualify for the performance-based compensation exemption of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).  This plan is adopted under Section 5.1.4 and Section 5.2 of Sun’s 2009 Equity Incentive Plan (the “Plan”), and bonuses awarded under this plan shall be awards under the Plan that are subject to all of the terms and conditions of the Plan.

The incentive bonus (the “Bonus”) of an Executive for any fiscal year (the “Applicable Fiscal Year”) shall be based on two components:  achievement of the EBITDA target (which establishes the maximum amount of the Bonus (the “Maximum Bonus Amount”)) and a quality of care component, as described below.  The Bonus of each Executive cannot exceed his or her Maximum Bonus Amount.

1.           EBITDA.  Within the first ninety (90) days of the Applicable Fiscal Year, the Committee shall establish a target for Sun’s consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) and the target Bonus for each executive for the Applicable Fiscal Year.  EBITDA shall be measured using the normalized EBITDA of Sun as published by Sun in its press release announcing financial results for the Applicable Fiscal Year, which normalizing adjustments consist of prior period actuarial adjustments for self insurance for general and professional liability, EBITDA of discontinued operations, and nonrecurring costs related to acquisitions and other similar events, adjusted for discontinued operations and any change in accounting policies or practices.  To preserve (but not increase) the level of incentives intended, the Committee shall also adjust EBITDA to exclude the effect of any mergers and acquisitions.

An Executive’s Maximum Bonus Amount for the Applicable Fiscal Year shall be based upon normalized EBITDA (adjusted as set forth above) attained as a percentage of the target normalized EBITDA established for that year as follows (percentages in the tables are percentages of target Bonus):

% of Normalized EBITDA Target Achieved	85%	90%	95%	100%	105%	110%	115%
% of Target Bonus Funded	30%	50%	95%	100%	125%	150%	175%

If the actual normalized EBITDA (adjusted as set forth above) is less than 85% of target normalized EBITDA, no Bonus will be paid to any Executive.  If normalized EBITDA (adjusted as set forth above) exceeds 115% of target normalized EBITDA, each Executive’s Maximum Bonus Amount will equal the percentage of that Executive’s target Bonus set forth in the last column of the table above.  If normalized EBITDA (adjusted as set forth above) is greater than the percentage of target normalized EBITDA shown in one column but less than the percentage shown in the adjacent column, the Executive’s Maximum Bonus Amount will equal the percentage of the Executive’s target Bonus determined on a straight-line basis between the percentages shown in the applicable columns of the table.

In no case, however, shall the Maximum Bonus Amount of any Executive exceed (i) the amount that has been accrued for such Bonus in the calculation of normalized EBITDA and (ii) the applicable limit set forth in Section 5.2.3 of the Plan.

2.           Quality of Care.

The Committee may, within the first 90 days of an Applicable Fiscal Year, designate one or more Executives (“Designated Executives”) whose final Bonus determination will be subject to a quality of care component based on the Committee’s assessment of data relating to quality of care for the corresponding Applicable Fiscal Year, as described below.  The amount of the quality of care component of a Designated Executive’s Bonus opportunity shall equal 20% of the Executive’s Maximum Bonus Amount for that year.  Some or all of the Executives may be Designated Executives.  Executives who are not Designated Executives shall be entitled to receive a Bonus equal to their Maximum Bonus Amount.

After conclusion of the Applicable Fiscal Year, the Committee shall review the quality of care data and, based on such review, determine, in its discretion whether to award to each Designated Executive the full amount of the quality of care component of his or her Maximum Bonus Amount for that year or a lesser amount.  In assessing such data, the Committee shall have complete discretion to consider what it deems relevant to the performance of the Designated Executive with respect to quality of care, including data supplied by third parties, such as PointRight, Inc. or another independent reporting organization, and internally generated data.

If the Committee determines to award a Designated Executive less than the full amount of his or her quality of care component of the applicable Maximum Bonus Amount for that particular year, the Executive’s Bonus for that year will be up to 20% less (corresponding to the 20% quality of care component) than the Executive’s Maximum Bonus Amount for that year, with the final Bonus amount within this range as determined by the Committee in its discretion.  For example, if the Committee, after conclusion of the Applicable Fiscal Year, determines that only 90% of a Designated Executive’s quality of care component has been earned (i.e. 18% of the Maximum Bonus Amount), the Designated Executive will receive a Bonus equal to 98% of his or her Maximum Bonus Amount.

3.           Committee Certification and Timing of Payment.  As soon as practicable after the end of the Applicable Fiscal Year, the Committee shall determine the amount of Sun’s normalized EBITDA for such year, the Maximum Bonus Amount for each Executive, any appropriate reductions to Maximum Bonus Amounts for Designated Executives with respect to that year, and the final Bonus amounts.  No Bonus shall be paid to an Executive for the Applicable Fiscal Year unless and until the Committee has certified, by resolution or other appropriate action in writing, the normalized EBITDA earned by Sun, the normalized EBITDA earned by Sun (and any applicable adjustment as set forth above) as a percentage of the target normalized EBITDA (as so adjusted) and the amount of the Bonus earned by each Executive.  Any Bonuses shall be paid to each Executive as soon as practicable after completion of the year-end audit for the Applicable Fiscal Year and following the Committee’s certification described above  (but in no event later than March 15 of the calendar year following the Applicable Fiscal Year to which the Bonus relates).

4.           Recoupment of Bonus Payments.  A Bonus paid to an Executive is subject to recoupment, to the extent determined to be appropriate by the Committee, if each of the following circumstances occur: (1) the amount of the Bonus was calculated based on the achievement of normalized EBITDA, the calculation of which was based on financial statements that are subsequently the subject of an accounting restatement due to noncompliance with any financial reporting requirement under the securities laws; (2) fraud or intentional misconduct by any Executive, or any officer or employee that reports to an Executive was a significant contributing factor to such noncompliance; and (3) the restated financial statements are issued and completed prior to the issuance and completion of the financial statements for the third fiscal year following the Applicable Fiscal Year to which the Bonus relates.  In such circumstances, a Bonus will be subject to recoupment only to the extent a lesser Bonus would have been paid to an Executive based upon normalized EBITDA, as restated, and only as to the net amount of such portion of the Bonus after reduction for the Executive’s tax liability on that portion of the Bonus.  By accepting a Bonus, each Executive agrees to promptly make any Bonus reimbursement required by the Committee in accordance with this section, and that Sun and its affiliates may deduct from any amounts owed to the executive from time to time (such as wages or other compensation) any amounts the Executive is required to reimburse Sun pursuant to this section.  This section does not limit any other remedies Sun or its affiliates may have available in the circumstances, which may include, without limitation, dismissing the executive or initiating other disciplinary procedures.  The provisions of this section are in addition to (and not in lieu of) any rights to repayment Sun or its affiliates may have under Section 304 of the Sarbanes-Oxley Act of 2002 and similar provisions of other applicable law, any of which could in certain circumstances require repayment or forfeiture of any award under this plan.

5.           Administration.  This plan shall be administered by the Committee, which shall consist solely of two or more members of the Board of Directors of Sun who are “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m).  The Committee shall have the same administrative authority with respect to this plan as provided for under the Plan.

6.           Section 162(m).  This plan is intended to provide bonuses that qualify for the performance-based compensation exemption of Section 162(m) that are not subject to any tax, penalty or interest.  This plan shall be construed and interpreted consistent with such intent.